                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement   [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                            U.S. ENERGY SYSTEMS, INC.
           ----------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

                            U.S. ENERGY SYSTEMS, INC.
                       515 NORTH FLAGLER DRIVE, SUITE 702
                         WEST PALM BEACH, FLORIDA 33401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 1998

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of U.S. Energy Systems, Inc., a Delaware corporation (the "Company"), will be held on June 15, 1998 at 10 a.m. at the Company's corporate offices at 515 North Flagler Drive, Suite 702, West Palm Beach, Florida, for the following purposes:

         1) To elect two Class I Directors to hold office for a term of three years or until their successors are duly elected and qualified;

         2) To consider and vote on a proposal to adopt an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the common stock of the Company, par value $.01 per share (the "Common Stock"), from 35,000,000 shares to 50,000,000 and to increase the number of shares of preferred stock of the Company, par value $.01 per share (the "Preferred Stock") from 5,000,000 to 10,000,000;

         3) To consider and vote on a proposal to approve the issuance of an option to purchase up to 888,888 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") which, if exercised, could result in the holder of the Series A Preferred Stock holding 20% or more of the voting power of the Company prior to the issuance of the Series A Preferred Stock and, if converted, holding 20% or more of the Common Stock of the Company, either of which may result in a change in control of the Company; and

         4) To transact such other business as may properly come before the stockholders at the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on May 12, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                By Order of the Board of Directors



                                Seymour J. Beder
                                Chief Financial Officer and Secretary

West Palm Beach, Florida
May  __, 1998

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. STOCKHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                            U.S. ENERGY SYSTEMS, INC.
                       515 NORTH FLAGLER DRIVE, SUITE 702
                         WEST PALM BEACH, FLORIDA 33401

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the Board of Directors of U.S. Energy Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 15, 1998 at 10 a.m. (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein. The Annual Meeting will be held at the Company's corporate offices, 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401. The approximate date of mailing this proxy statement and accompanying proxy card to all stockholders entitled to vote at the Annual Meeting is May __, 1998 .

INFORMATION CONCERNING SOLICITATION OF PROXIES

         The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the stockholders, will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners.

         Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees or agents of the Company. No additional compensation will be paid to directors, officers or other regular employees or agents for such services. The Company may also use a proxy solicitor. The persons named as proxies were selected by the Board of Directors of the Company and are directors of the Company.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on May 12, 1998 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding 5,160,609 shares of Common Stock. As of the Record Date, the Company also had outstanding 250,000 shares of Series A Preferred Stock.

         Each holder of record of Common Stock as of the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. When the enclosed proxy has been properly executed and returned, the shares it represents will be voted at the Annual Meeting as specified. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

         Executed proxies with no instructions indicated thereon that have not been revoked will be voted:

         (i) FOR the election of two directors, as set forth below under "PROPOSAL ONE - ELECTION OF DIRECTORS";

         (ii) FOR the proposal to adopt an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock and Preferred Stock, as set forth below under "PROPOSAL TWO - AMENDMENT TO CERTIFICATE OF INCORPORATION";

         (iii) FOR the proposal to approve the issuance of an option to purchase up to 888,888 shares of the Company's Series A Preferred Stock, as set forth below under "PROPOSAL THREE - ISSUANCE OF OPTION TO PURCHASE SERIES A PREFERRED STOCK"; and

         (iv) to transact such other business as may properly come before the Annual Meeting, including any adjournments or postponements thereof.

         The holder of shares of Series A Preferred Stock has the right to vote on any matter that comes before the stockholders of the Company. Each share of Series A Preferred Stock currently has four votes, subject to adjustment upon the happening of certain specified events. However, pursuant to the rules of governance of the National Association of Security Dealers as they pertain to the Nasdaq SmallCap Market, on which the shares of Common Stock of the Company are listed, the 250,000 shares of Series A Preferred Stock outstanding as of the Record Date and beneficially owned by Energy Systems Investors, LLC, will not be entitled to vote on Proposal Three set forth herein relating to the issuance of an option to purchase up to 888,888 additional shares of Series A Preferred Stock.

QUORUM AND REQUIRED VOTE

         As set forth in the bylaws of the Company, the attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, the Board of Directors may adjourn the Annual Meeting from time to time without further notice until a quorum is obtained.

         In accordance with the General Corporation Law of the State of Delaware and the bylaws of the Company, in order to be elected, each director must receive the affirmative vote of a plurality of the votes cast by the shares of Common Stock represented at the Annual Meeting. The adoption of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of the Common Stock issued and outstanding on the Record Date. The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting, and entitled to vote on the matter, will be sufficient to approve Proposal Three relating to the issuance of the option to purchase up to 888,888 shares of Series A Preferred Stock.

         Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved. The stockholders shall not have any dissenters' rights of appraisal in connection with the proposals contemplated herein.

OTHER MATTERS

         The Board of Directors knows of no matters that are to be presented for consideration at the Annual Meeting other than those described in this Proxy Statement, but if other matters are properly presented, it is the intention of the persons designated as proxies in the enclosed form of proxy to vote as proxies with respect to such matters in accordance with their best judgment.

REVOCABILITY OF PROXIES

         Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401, a written notice of revocation or a duly executed proxy bearing a later date. The proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT HAVE NOT BEEN REGISTERED FOR SALE BY THE COMPANY UNDER THE ACT, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SO OFFERED OR SOLD ABSENT SUCH REGISTRATION UNDER THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are as follows:

NAME                           AGE       POSITION(S) WITH THE COMPANY

Theodore Rosen                 73        Chairman of the Board of Directors
Richard H. Nelson              58        Chief Executive Officer, President and Director
Howard A. Nevins               42        Executive Vice President and Director
Seymour J. Beder               70        Secretary, Treasurer, Controller and Chief Financial Officer
Terrence Page                  51        Vice President - Western Resources
Henry Schneider                33        Vice President - Development
Evan Evans                     72        Director
Allen J. Rothman               41        Director
Todd Goodwin*                  66        Director
Lawrence I. Schneider          62        Director

------------------

* Mr. Goodwin's term as director expires at the 1998 Annual Meeting of Stockholders, and he has advised the Company that he does not wish to seek re-election due to personal reasons.

         THEODORE ROSEN. Mr. Rosen has been a Director of the Company and Chairman of the Board of Directors since November 1993. Since June 1993, Mr. Rosen has been Managing Director of Burnham Securities. He was Senior Vice President of Oppenheimer & Co. from January 1991 to June 1993, and was Vice President of Smith Barney & Co. from 1989 to 1991. Mr. Rosen also currently serves as a director of Waterhouse Investors Cash Management Co., an investment management company engaged in management of money market mutual funds. Mr. Rosen received a BA degree from St. Lawrence University and did graduate work at both Albany Law School and Columbia University School of Business.

         RICHARD H. NELSON. Mr. Nelson has been President, Chief Executive Officer and Director of the Company since November 1993. Mr. Nelson has been engaged in the power plant industry for more than twenty years and has been involved with over 200 power projects throughout the world, 125 of which were cogeneration projects. In 1973, Mr. Nelson formed Sartex Corp., which was merged into the Company, which was at that time called Cogenic Energy Systems, Inc. ("Cogenic"), in 1981. Mr. Nelson served as president of Cogenic until 1989. From January 1989 until January 1991, Mr. Nelson was president of Utility Systems Corp., a subsidiary of Cogenic. In January 1991, Mr. Nelson formed Utility Systems Florida, Inc. ("USF") where he served as president until November 1993, when USF and Cogenic merged, with Cogenic being the surviving corporation and changing its name to U.S. Envirosystems, Inc. U.S. Envirosystems changed its name to U.S. Energy Systems, Inc. in November 1996. Mr. Nelson was Special Assistant to the Director of the Peace Corps from 1961 to 1962; thereafter he served as Military Aide to the Vice President of the United States from 1962 to 1963 and Assistant to the President of the United States from 1963 to 1967. From 1967 to 1969, Mr. Nelson was Vice President of American International Bank, and from 1969 to 1973 he was Vice President of Studebaker-Worthington Corp. Mr. Nelson received a BA degree from Princeton University.

         HOWARD A. NEVINS. Mr. Nevins has been Executive Vice President and Director of the Company since August 1997. Mr. Nevins has wide ranging experience in the fields of mineral exploration, chemical operations and environmental compliance. In 1985, he founded Trey Explorations, Inc., a land exploration and development drilling company which presently operates 80 oil and gas wells in the Illinois Basin. In 1990, he co-founded Midwest Custom Chemicals, Inc., a manufacturer and international distributor of specialty chemicals used for oil and water demulsification, specializing in used oil recycling. In 1994, he co-founded both Quality Environmental Laboratories, Inc. and America Enviro-Services, Inc., the latter of which was acquired by the Company in August 1997. Mr. Nevins remains on the boards of Midwest Custom Chemicals and Quality Environmental Laboratories. Mr. Nevins is a Certified Professional Geologist, past President of the Indiana-Kentucky Geological Society, past Chairman of the Society of Petroleum Engineers (Illinois Basin) and is currently on the boards of both the Illinois Oil & Gas Association and the Independent Oil Producers. He is also on the Advisory Council of the Indiana Department of Natural Resources. Mr. Nevins received a BS degree in Geology from Western Michigan University in 1978.

         TERRENCE PAGE. Mr. Page has been Vice President - Western Resources of the Company since March 1997. Previously, Mr. Page served with the Nevada Public Service Commission. From 1982 to 1989 he was Regulatory Operations Supervisor and from 1989 until he resigned to join the Company, he served as Director of Regulatory Operations. In this position, he had final responsibility for developing all staff positions brought before the Commission and coordinated with federal, state and local governments on matters of regulatory policy. He has served on the Nevada Department of Information Services Advisory Committee, the Ohio State University's National Regulatory Research Institute Advisory Committee, the Las Vegas Regional Transportation Advisory Committee and the Washoe Regional Water Planning Commission. Mr. Page received a BS degree in Business from the University of the State of New York and received a MS degree in Management from the American University.

         HENRY SCHNEIDER. Mr. Schneider, a member of Energy Systems Investors, LLC, was appointed Vice President for Development in March 1998. From 1986 to 1988, Mr. Schneider was an associate at Drexel Burnham Lambert specializing in taxable institutional fixed income products and portfolio strategies. From 1989 to 1994, Mr. Schneider was an associate with S & S Investments and Wood Gundy, specializing in mergers, acquisitions and corporate restructuring. From 1994 to 1996, Mr. Schneider was a principal of Global Capital Resources, Inc., a private merchant bank. Since 1996, Mr. Schneider has been a private investor. He has been involved in arranging acquisitions and funding for the telecommunications, energy, apparel, airline, financial and garage industries. Mr. Schneider received a Economics degree from Tufts University and a Master of Business Administration from Boston University. Mr. Schneider is the son of Lawrence I. Schneider and is a member and manager of Energy Systems Investors, LLC.

         SEYMOUR J. BEDER. Mr. Beder has been Secretary, Treasurer, Controller and Chief Financial Officer of the Company since November 1993. From 1970 through 1980 he was Chief Financial Officer for Lynnwear Corporation, a textile company, and from 1980 to September 1993, Mr. Beder was president of Executive Timeshare, Inc., a provider of executive consulting talent. Mr. Beder is a Certified Public Accountant, and a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants. Mr. Beder received a BA degree from City College of New York.

         EVAN EVANS. Mr. Evans has been a Director of the Company since August 1995. Since 1983 he has been chairman of the board of directors of Holvan Properties, Inc. ("Holvan"), a real estate developer, and was managing director of Easco Marine, Ltd. from 1983 to 1988. Also, from 1985 to 1986 Mr. Evans was general manager of Belgian Refining Corporation ("BRC"), pursuant to a contract between BRC and Holvan, and from 1992 to 1996, Mr. Evans was a director of BRC. From 1981 to 1983 he was vice president of Getty Trading and Transportation Company and president of its subsidiary,

Getty Trading International, Inc. From 1970 to 1981 Mr. Evans was vice president and member of the board of directors of United Refining Corp. since 1997. Mr. Evans has been a director of United Refining Corp. since 1997. Mr. Evans received a BS degree in Mathematics from St. Lawrence University and a BS degree in Civil Engineering from M.I.T.

         ALLEN J. ROTHMAN. Mr. Rothman was appointed to the Board of Directors of the Company in January 1997. Mr. Rothman is a partner with the law firm of Robinson, Brog, Leinwand, Greene, Genovese & Gluck P.C. in New York with whom he has been associated since January 1996. Mr. Rothman specializes in corporate, finance and real estate law. Prior to joining Robinson Brog, he was associated with several New York law firms. Mr. Rothman received a BA degree from Columbia University and a JD degree from Harvard University.

         TODD GOODWIN. Mr. Goodwin was appointed to the Board of Directors of the Company in January 1997. From 1984 until the present, Mr. Goodwin has been a general partner of Gibbons, Goodwin, van Amerongen, an investment banking firm in New York. From 1978 until 1984, he was a Managing Director of Merrill Lynch, specializing in corporate finance and advising major client corporations on acquisitions, divestitures and financings. Mr. Goodwin was a general partner of White Weld & Co. from 1969 until that firm was acquired by Merrill Lynch in 1978. Mr. Goodwin also currently serves as a director of Johns Manville Corporation, The Rival Company, Schult Homes Corporation and Wells Aluminum Corp. He is a trustee of Southampton Hospital and the Madison Square Boys and Girls Club. Mr. Goodwin received an AB degree in Economics from Harvard College. Mr. Goodwin's term as director of the Company expires at the 1998 Annual Meeting of Stockholders, and he has advised the Company that he does not intend to seek re-election due to personal reasons.

         LAWRENCE I. SCHNEIDER. Mr. Schneider, manager of Energy Systems Investors, LLC, was elected to the Board of Directors in March 1998 and serves as Chairman of its Executive Committee. Mr. Schneider has been associated with numerous corporations through the years, including Newpark Resources, Inc., a company involved with oil field environmental remediation, where he was Chairman of the Executive Committee. Mr. Schneider was also a partner in the New York Stock Exchange firm Sassower, Jacobs and Schneider. He received a BS degree from New York University. Mr. Schneider is the father of Henry Schneider and is a member and manager of Energy Systems Investors, LLC.

MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES

         The Board has three standing committees, an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a Nominating Committee. The Audit Committee is comprised of Messrs. Evans, Goodwin and Rothman. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. The Audit Committee held one meeting during the fiscal year ended January 31, 1998.

         The Compensation Committee is comprised of Messrs. Evans, Goodwin and Rothman. The duties of the Compensation Committee include recommending to the Board remuneration to be paid to executive officers of the Company, administering and monitoring compensation and recommending the establishment of incentive and bonus programs for executives of the Company, including determining the number of options to be awarded pursuant to the Company's stock option plans. The Compensation Committee held four meetings during the fiscal year ended January 31, 1998.

         The Executive Committee is comprised of Messrs. Schneider (Chairman), Rothman, Nelson and Rosen. The Executive Committee oversees all activities of the Company between meetings of the Board of Directors and may exercise the power and authority of the full Board of Directors to the extent permitted by Delaware law and the Company's bylaws. Executive Committee members receive no additional compensation for their participation. The Executive Committee was established in March 1998, and therefore, did not hold any meetings during the fiscal year ended January 31, 1998.

         The Board held eight meetings during the fiscal year ended January 31, 1998. All directors attended at least 75% of the meetings of the Board and Committees on which they served during this year.

                             EXECUTIVE COMPENSATION

         The following table shows the total compensation paid by the Company during the fiscal years ended January 31, 1998, 1997 and 1996 to Mr. Nelson, the Company's President and Chief Executive Officer, and during the fiscal year ended January 31, 1998 to Mr. Nevins, the Company's Executive Vice President. There were no other executives of the Company who received total compensation in excess of $100,000 during any of such years.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                             --------------------------------------    -----------------------------------
         NAME AND            YEAR ENDED                                             SECURITIES
    PRINCIPAL POSITION       JANUARY 31      SALARY       BONUS                 UNDERLYING OPTIONS
--------------------------- ------------  ------------ ------------    -----------------------------------
RICHARD H. NELSON,              1998        $150,000        --                        50,000
 President and Chief            1997        $150,000        --                       100,000
 Executive Officer              1996        $150,000        --                            --

HOWARD NEVINS, Executive        1998        $ 49,457(1)     --                       100,000
 Vice President

------------------

(1) Mr. Nevins' employment contract with the Company commenced as of August 23, 1997, and provides for an annual salary of $100,000.

         The following table sets forth certain information with respect to all options to purchase shares of Common Stock of the Company granted to the named executive officers during the fiscal year ended January 31, 1998.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                               (INDIVIDUAL GRANTS)

                                              PERCENT OF TOTAL
                        NUMBER OF SECURITIES     OPTIONS/SARs
                             UNDERLYING          GRANTED TO     EXERCISE OR
                            OPTIONS/SARs         EMPLOYEES IN    BASE PRICE
         NAME                  GRANTED (#)        FISCAL YEAR       ($/SH)      EXPIRATION DATE
----------------------- --------------------  ----------------  ------------ --------------------
Richard H. Nelson              50,000                13%            $2.03      January 12, 2008
Howard Nevins                 100,000                27%            $3.625     August 18, 2007


TERMS OF OPTIONS

         Mr. Nelson's stock options were granted under the Company's 1997 Stock Option Plan (the "1997 Plan"), and Mr. Nevins' stock options were granted under the Company's 1996 Stock Option Plan (the "1996 Plan"). All currently outstanding options granted under the 1997 Plan and the 1996 Plan are non-statutory (or non-incentive), were granted for a term of 10 years (unless the term is expressly shortened by the Board of Directors), vest in 50% increments over a two-year period and have an exercise price equal to the "fair market value" of the Common Stock on the date of grant. Mr. Nelson's stock options vest 50% immediately and 50% in six months from grant. Mr. Nevins' options vest 100% in twelve months from grant. The term "fair market value" is defined as the last reported sale price for the Common Stock on the Nasdaq SmallCap Market on the date immediately prior to the date of grant.

         The following table shows stock option exercises during the fiscal year ended January 31, 1998 by the named executive officers. In addition, this table describes the number of unexercised options and the value of unexercised in-the-money options at January 31, 1998.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND JANUARY 31, 1998 OPTION/SAR VALUE

                                                          NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                                                             UNEXERCISED OPTIONS/SARs AT       MONEY OPTIONS/SARs AT
                                                                JANUARY 31, 1998(#)             JANUARY 31, 1998 ($)
                     SHARES ACQUIRED                      -------------------------------  -------------------------
       NAME          ON EXERCISE (#)    VALUE REALIZED($)   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
-------------------  ---------------    ----------------- -------------------------------  -------------------------
Richard H. Nelson           0                  0                  125,000/25,000                       0/0
Howard A. Nevins            0                  0                   50,000/50,000                       0/0

COMPENSATION OF DIRECTORS

         Outside directors are compensated at an annual rate of $10,000 plus travel expenses, and must attend at least four meetings annually. Employee directors are not compensated for attendance at meetings of the Board, although certain travel expenses relating to attending meetings are reimbursed. No additional compensation is given to committee members or participants in special projects.

EMPLOYMENT AGREEMENTS

         Mr. Nelson entered into an amended employment agreement with the Company on March 31, 1998 to serve as its President and Chief Executive Officer until March 31, 2001, which term automatically extends for additional one-year periods beginning on the second anniversary of the agreement and on each anniversary thereafter. Mr. Nelson's agreement provides for an annual salary of $165,000, commencing on April 15, 1998, plus normal benefits. If Mr. Nelson is terminated without cause during the term of the employment agreement, as defined in the agreement, or if Mr. Nelson resigns from the Company because his salary or benefits are decreased or he is demoted within two years after a change in control of the Company, as defined in the employment agreement, he is entitled to severance pay equal to approximately three times his base salary. Under the terms of Mr. Nelson's employment agreement, he may not disclose any confidential information pertaining to the Company nor compete with the Company during the term of his employment with the Company and for an additional two years.

         Mr. Rosen entered into an amended employment agreement with the Company on March 31, 1998, to serve as its Chairman of the Board of Directors until March 31, 2001, which term automatically extends for additional one-year periods beginning on the second anniversary of the agreement and on each anniversary thereafter. Mr. Rosen's agreement provides for an annual salary of $87,500, commencing on May 15, 1998, plus normal benefits. If Mr. Rosen is terminated without cause during the term of the employment, as defined in the agreement, or if Mr. Rosen resigns from the Company because his salary or benefits are decreased or he is demoted within two years after a change in control of the Company, as defined in the employment agreement, he is entitled to severance pay equal to approximately three times his base salary. Under the terms of Mr. Rosen's employment agreement, he may not disclose any confidential information pertaining to the Company nor compete with the Company during the term of his employment with the Company and for an additional two years thereafter.

         Mr. Nevins entered into an employment agreement with the Company on August 4,1997, to serve as the Executive Vice President for a term of three years ending August 4, 2000. Mr. Nevins' contract provides for an annual salary of $100,000 plus normal benefits, and an initial grant of options to purchase 100,000 shares of the Company's Common Stock. Provision is also made for incentive compensation in addition to the base salary and options. Under the terms of Mr. Nevins' employment agreement, Mr. Nevins agrees that he will not disclose any confidential information pertaining to the Company nor compete with the Company during the term of his employment with the Company and for an additional two years thereafter, but no earlier than August 4, 2002.

         Mr. Page's contract with the Company to serve as Vice President was amended effective March 1, 1998. His annual compensation is $47,400 for which he will devote a minimum of 20 hours per week. Under the terms of the agreement, Mr. Page agrees that he will not disclose any confidential information pertaining to the Company without the prior express written consent of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Lawrence I. Schneider is a manager and member of Energy Systems Investors, LLC (the "Investor"), the entity which will, if approved by the stockholders, be granted an option to purchase up to 888,888 shares of the Company's Series A Preferred Stock, as described under Proposal Three of this Proxy Statement. Mr. Schneider is a member of the Board of Directors of the Company and chairman of its Executive Committee. Appointment to these positions was a condition of the Investor's initial purchase of 250,000 shares of the Company's Series A Preferred Stock (the "Initial Financing"). Mr. Schneider did not vote with the Board of Directors on the approval of Proposal Three to be presented to the stockholders of the Company in connection with this Proxy Statement, and the Investor will not vote its shares of Series A Preferred Stock with the stockholders of the Company on such proposal. Mr. Schneider will, however, be allowed to solicit proxies as a member of the Board of Directors of the Company and will be present at the Annual Meeting. Henry Schneider, the Vice President of the Company, is also a manager and member of Energy Systems Investors, LLC. His appointment to the position as Vice President was made following, but not as a condition to, the Initial Financing.

         Howard Nevins, Executive Vice President and Director of the Company, was the former President and Director of American Enviro-Services, Inc., an Indiana corporation which the Company acquired pursuant to a merger in August 1997 (the "AES Merger"). As part of the AES Merger, Mr. Nevins received 240,000 shares of the Common Stock of the Company and options to purchase 100,000 shares of the Company's Common Stock at a price per share of $3.625. Mr. Nevins was also appointed to the Company's Board of Directors in connection with the AES Merger.

         The law firm of Robinson, Brog, Leinwand, Green, Genovese & Gluck P.C., of which Allen J. Rothman, a director of the Company, is a partner, provides certain legal services to the Company.

         All transactions between the Company and its officers, directors, principal stockholders or other affiliates have been on terms no less favorable than those that are generally available from unaffiliated third parties. Any such future transactions will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party on an arm's-length basis and will be approved by a majority of the Company's independent and disinterested directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock owned as of May 7, 1998 (i) by each director and nominee, (ii) by each executive officer of the Company, (iii) by those persons known to the Company to beneficially own 5% or more of the outstanding shares of Common Stock of the Company, and (iv) by all directors and officers of the Company as a group. With respect to any person who beneficially owns 5% or more of the outstanding shares of Common Stock, the address of such person is also set forth.

                                                                  AMOUNT AND NATURE OF
                       NAME AND ADDRESS                          BENEFICIAL OWNERSHIP(1)       PERCENT OF CLASS
---------------------------------------------------------------  -----------------------     ---------------------
Theodore Rosen.................................................          232,214 (2)               4.33%

Richard H. Nelson..............................................          236,000 (3)               4.44%

Howard A. Nevins...............................................          241,000 (4)               4.67%

Seymour J. Beder...............................................           63,500 (5)               1.22%

Terrence Page..................................................           15,000 (6)               *

Evan Evans.....................................................           47,500 (7)               *

Allen J. Rothman...............................................           45,000 (8)               *

Todd Goodwin...................................................          175,000 (9)               3.30%

Lawrence I. Schneider..........................................        1,000,000 (10)             16.23%

Henry Schneider................................................        1,000,000 (10)             16.23%

Energy Systems Investors, LLC..................................        1,000,000 (10)             16.23%
450 Park Avenue
Suite 1000
New York, New York  10022

Cambridge Investments Limited..................................          360,000 (11)              6.98%
600 Montgomery Street
27th Floor
San Francisco, CA 94111

All officers and directors as a group (10 persons).............       2,0155,214                  29.40%


----------------

*      Indicates less than 1% of number of shares of Common Stock outstanding.

(1) The tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercises its option. The address of each of the officers and directors is 515 North Flagler Drive, Suite 702, West Palm Beach, Florida 33401.

(2) Includes 11,357 shares issuable upon exercise of warrants at an exercise price of $4.00 per share, 60,250 shares issuable upon exercise of presently exercisable options at an exercise price of $8.00 per share, 100,000 shares issuable upon exercise of presently exercisable options at an exercise price of $3.875 per share and 25,000 shares issuable upon exercise of presently exercisable options at an exercise price of $2.031 per share.

(3) Includes 100,000 shares issuable upon exercise of presently exercisable options at an exercise price of $3.875 per share, 25,000 shares issuable upon exercise of presently exercisable options at an exercise price of $2.031 per share, and 25,000 shares issuable upon exercise of options exercisable on July 12, 1998 at an exercise price of $2.031 per share.

(4) Excludes 100,000 shares issuable upon exercise of options exercisable on August 18, 1998 at an exercise price of $3.625 per share.

(5) Includes 6,250 shares issuable upon exercise of presently exercisable options at an exercise price of $10.00 per share, 6,250 shares issuable upon exercise of presently exercisable options at an exercise price of $4.00 per share, 40,000 shares issuable upon exercise of presently exercisable options at an exercise price of $3.875 per share, and 7,500 shares issuable upon exercise of presently exercisable options at an exercise price of $2.031 per share.

(6) Includes 15,000 shares issuable upon exercise of presently exercisable options at an exercise price of $4.375 per share, but excludes 15,000 shares issuable upon exercise of options exercisable on April 2, 1999.

(7) Includes 1,250 shares issuable upon exercise of presently exercisable options at an exercise price of $4.00 per share, and 40,000 shares issuable upon exercise of presently exercisable options at an exercise price of $3.875 per share, and 5,000 shares issuable upon exercise of presently exercisable options at an exercise price of $2.031 per share.

(8) Includes 40,000 shares issuable upon exercise of presently exercisable options at an exercise price of $3.875 per share, and 5,000 shares issuable upon exercise of presently exercisable options at an exercise price of $2.031 per share.

(9) Includes 40,000 shares issuable upon exercise of presently exercisable options at an exercise price of $4.00, 5,000 shares issuable upon exercise of presently exercisable options at an exercise price of $2.031 per share, and 100,000 shares issuable upon exercise of warrants at an exercise price of $4.00 per share

(10) Represents 250,000 shares of Series A Preferred Stock, currently convertible into 1,000,000 shares of Common Stock, which is owned by Energy Systems Investors, LLC. Lawrence I. Schneider and Henry Schneider are members and managers of Energy Systems Investors, LLC; Rita Schneider is a member of Energy Systems Investors, LLC. Henry Schneider is the son of Lawrence and Rita Schneider.

(11)   Based on a Schedule 13-D sent to the Company on December 26, 1996.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

         The Board currently consists of seven directors, with one director whose term expires this year not standing for re-election. The directors are divided into three classes (Classes I, II and III), whose three-year terms of office expire in annual succession. At this Annual Meeting two Class I directors will be elected to serve until the Annual Meeting of Stockholders in 2001, or until their successors have been duly elected and qualified.

         The Board nominates the following two persons to serve as Class I directors:

                              Howard A. Nevins
                              Lawrence I. Schneider

         Messrs. Nevins and Schneider, who were appointed members of the Board in August 1997 and March 1998, respectively, by action of the Board, are standing for election by the stockholders for the first time. Todd Goodwin, whose term as Class I director expires this year, has chosen not to seek re-election due to personal reasons.

         If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. Proxies not marked to the contrary will be voted for the election of the persons listed above.

         Biographical information relating to these nominees for director positions appears above starting on page 4 of this Proxy Statement under the heading "DIRECTORS AND EXECUTIVE OFFICERS".

      THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF ALL OF THE
                      NOMINEES FOR ELECTION AS DIRECTORS.

                                  PROPOSAL TWO
                    AMENDMENT TO CERTIFICATE OF INCORPORATION

         The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (i) to increase the authorized number of shares of Common Stock from 35,000,000 shares to 50,000,000 shares, and (ii) to increase the authorized number of shares of Preferred Stock from 5,000,000 shares to 10,000,000 shares (the "Amendment").

         The additional Common Stock to be authorized by the Amendment would have rights identical to the currently outstanding Common Stock of the Company. The additional Preferred Stock authorized under the Amendment may be issued by the Board of Directors from time to time in one or more series, with rights, preferences, privileges and restrictions designated by the Board without any further vote or action by the stockholders. The issuance of such Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The terms of any series of Preferred Stock to be issued will be largely dependent on market conditions and other factors existing at the time of issuance and sale. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Amendment") with the Secretary of State of the State of Delaware.

         As of May 7, 1998, there were 5,160,609 shares of Common Stock outstanding and 250,000 shares of Preferred Stock outstanding. In addition, the Board has reserved 1,381,600 shares of Common Stock for issuance upon exercise of options granted under the Company's stock option plans, 3,807,750 shares of Common Stock for issuance upon exercise of currently outstanding warrants, and 1,000,000 shares of Common Stock for issuance upon conversion of the presently outstanding shares of Series A Preferred Stock.

         There are currently a sufficient number of authorized shares of Preferred Stock and Common Stock under the Amended and Restated Certificate of Incorporation to complete the issuance contemplated by the Proposal Three of this Proxy Statement. Although at present the Board of Directors has no plans to issue the additional shares of Common Stock or the additional shares of Preferred Stock that would be authorized under the Amendment, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval in some circumstances, for various purposes including, without limitation, raising capital, establishing strategic relationships with other companies and expanding the Company's business through the acquisition of other businesses, or providing equity incentives to employees, officers or directors.

         The affirmative vote of the holders of a majority of the shares of the Common Stock will be required to approve this Amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
          TO ADOPT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                 PROPOSAL THREE
             ISSUANCE OF OPTION TO PURCHASE SERIES A PREFERRED STOCK


BACKGROUND - THE INITIAL FINANCING

         On March 23, 1998, the Company sold 250,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to Energy Systems Investors, LLC (the "Investor"), a Delaware limited liability company controlled by Lawrence I. Schneider and Henry Schneider, for $2.25 million or $9.00 per share (the "Initial Financing"). The sale was made in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") which offers an exemption from the registration requirements under the Securities Act under certain circumstances. Both the Initial Financing has been, and the financing contemplated hereby will be placed directly by the Company, and no placement agent has or will be retained.

         Prior to meeting with the Company, Mr. Schneider had been an acquaintance of Mr. Rosen, the Chairman of the Board of the Company, for over 20 years. Mr. Rosen introduced Mr. Schneider to the Company in February 1998. At such time, the Company was predicting a cash flow shortage in the immediate future and desired to engage in some manner of financing, either public or private.

         In November 1997, the Company contemplated but rejected a proposal to issue between $2.5 million and $10.0 million in either convertible preferred stock or a convertible note in a private placement to certain qualified investors. The proposal was brought to the Company by Pacific Continental Securities Corp., a California corporation ("Pacific Continental"), which would have received fees in the amount of 6% of the total proceeds of the offering in cash and 8% of the total proceeds of the offering in warrants to purchase shares of the Company's Common Stock. The convertible securities would have been convertible into shares of the Company's Common Stock any time after three months from the closing date of the contemplated transaction, and would have had a conversion price equal to the lesser of (i) the lowest sale price for the Company's Common Stock for the 25 trading days prior to conversion or (ii) 105% of the average closing price of the Common Stock for the five trading days ending on the closing date of the contemplated transaction. The investors would have received the right to have all of the shares of Common Stock underlying the preferred securities which they held registered for resale under the Securities Act within three months of closing.

         The Board of Directors of the Company rejected the Pacific Continental proposal after a full discussion of the benefits and potential negative ramifications of such a transaction. Of particular concern to the Board of Directors was the lack of any minimum conversion price, the relatively short period of time before the investors would hold registered and freely-tradable stock, the Company's lack of dealings with or knowledge of the investors, and the seemingly high cost of consummating the transaction. At such time, the Board of Directors decided that this proposal would not be in the best interests of the Company or its stockholders.

         In December 1997, the Company discussed with the managing underwriter of its 1996 public offering of Common Stock and warrants, Gaines Berland, Inc. ("Gaines Berland"), the possibility of undertaking a public offering of the securities of the Company. It was determined that while such a financing might be possible, it would be difficult due to the low market price of the Company's Common Stock, particularly in light of the fact that the Company did not then have any pending acquisitions or proposed definitive use of proceeds which could justify an $8.0 million to $15.0 million offering.

         In February 1998, at Mr. Rosen's suggestion, Mr. Schneider met with Richard Nelson, the President and CEO of the Company, to discuss the possibility of structuring a private placement of the Company's securities. Mr. Schneider initially mentioned that he would be interested in investing between $2.0 million and $4.0 million in the Company in exchange for a convertible stock or debt instrument. After further discussions with Mr. Schneider, the Company entered into a non-binding Letter of Intent dated March 3, 1998 (the "Letter of Intent") with Mr. Schneider, setting forth the general terms of the Initial Financing. The Letter of Intent was subject to the review of The Nasdaq Stock Market ("Nasdaq") with respect to the transaction's compliance with Nasdaq's rules and regulations protecting the rights of stockholders and the satisfactory completion of the due diligence investigation of the Company by Mr. Schneider.

         In determining whether to enter into the Initial Financing, the Board of Directors compared the terms of the transaction to the Pacific Continental private placement, other private financing options that had been suggested to the Company, and the possibility of undertaking a public financing. The terms of the Initial Financing addressed the Board's concerns about the lack of a minimum conversion price (which was set, subject to adjustment, at a price approximately 120% of the then current market price of the Company's Common Stock), and a longer lock-up period for the Investor (at least one year). Additionally, the Board considered the fact that Mr. Schneider would be investing his own money and serving on the Board of Directors of the Company, thus creating a substantial vested interest in the viability and success of the Company. The Board also considered the relative speed and efficiency in which the Initial Financing could be consummated. The Company would not have to pay any brokers fees or commissions in connection with the Initial Financing, and could close within 30 days of signing the Letter of Intent.

         In addition to the negotiated terms and conditions of the 250,000 shares of Series A Preferred Stock issued to the Investor (See "Terms of the Series A Preferred Stock"), the Company granted the Investor the following rights:

         1) An option to purchase an additional 220,000 shares of Series A Preferred Stock on the same terms and conditions as the Initial Financing at any time prior to March 22, 1999, subject to the approval of the stockholders of the Company (the "Secondary Financing Option").

         2) Certain pre-emptive rights to purchase in any public or private offering of the Company's securities prior to March 22, 2000 (exclusive of issuances of Common Stock or options to purchase Common Stock to officers, directors, employees and consultants of the Company, or stock issued in connection with an acquisition or merger by the Company) a percentage of such issuance, on the same terms offered to other investors, equal to the Investor's then-current percentage of equity ownership in the Company.

         3) A grant (the "Event Grant") of Common Stock if any non-operational, extraordinary and non-recurring event (an "Event") occurs within 24 months of the date of the closing of the Initial Financing (the "Closing Date") and which arises from a situation preceding the Closing Date, which diminishes the stockholder equity in the Company as of January 31, 1998, in an amount greater than $500,000. The amount of any Event Grant will be equal to the decrease in stockholder equity multiplied by the Investor's then-current equity percentage ownership in the Company, divided by the lesser of (a) the average market price of the Company's Common Stock on the five trading days prior to the Event or (b) 150% of the Conversion Price. The Event Grant may, alternatively, be paid to the Investor in cash or some combination of cash and Common Stock at the option of the Company. This Event Grant is in addition to the conversion price adjustments and anti-dilutive measures granted to holders of the Series A Preferred Stock generally.

         4) The appointment of Mr. Schneider to the Board of Directors of the Company and to the position of chairman of the Board's Executive Committee. The Company also agreed to nominate Mr. Schneider to the slate of Directors to be presented to the stockholders of the Company hereby.

         5) Certain registration rights with respect to the shares of Common Stock of the Company underlying the Investor's Series A Preferred Stock, as follows:

                  a) INCIDENTAL (PIGGYBACK) REGISTRATION RIGHTS. If the Company at any time after the first anniversary of the Closing Date proposes to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), for the sale of equity securities for cash, upon the proper request of the Investor, the Company must include in such filing the number of shares of Common Stock into which the Series A Preferred Stock is convertible for which registration is so requested.

                  b) DEMAND REGISTRATION RIGHTS. At any time after the second anniversary of the Closing Date and prior to the fifteenth anniversary of the Closing Date, the Investor has one right to request that the Company effect the registration under the Securities Act of all or any portion of the Common Stock underlying the shares of the Investor's Series A Preferred Stock. In such event, the Company will use reasonable efforts to cause the restricted shares to be registered under the Securities Act, unless the Board of Directors of the Company determines in good faith that such registration would reasonably be likely to (i) interfere with or affect the negotiation or completion of any transaction that is being contemplated by the Company, or (ii) involve initial or continuing disclosure obligations that would not be in the best interest of the Company's stockholders.

INCREASE OF PROPOSED SECONDARY FINANCING OPTION

         During the week of March 9, 1998, in connection with the Investor's due diligence investigation of the Company, Messrs. Schneider and Nelson traveled to the Company's facilities in Reno, Nevada and Evansville, Indiana, to meet with several of the Company's operational personnel, business partners and clients. Upon return from the trip, Mr. Schneider suggested that, based upon his observations of the potential growth capabilities of the Company from an internal perspective and the possibility of finding suitable acquisitions for the Company, the Company's requirements for financing would probably exceed the additional $2.0 million which could be raised pursuant to the Secondary Financing Option as set forth in the Letter of Intent. Mr. Schneider requested that the Company consider increasing the amount of the Secondary Financing Option from $2.0 million to $8.0 million on the same terms as agreed to in the Initial Financing. Mr. Schneider stated that he believed the increased option amount was necessary for the Company's growth and profitability, as well as for the protection of his initial investment of $2.25 million.

         On April 7, 1998, after the consummation of the Initial Financing, the Board of the Directors met to discuss and vote on Mr. Schneider's request to increase the size of the Secondary Financing Option from $2.0 million to $8.0 million. A full discussion was held by the Board of Directors, which took into account the relative merits of increasing the size of the Secondary Financing Option versus seeking additional financing from other sources, including the ability of the Company to find alternative sources of financing, whether public or private, in a short period of time, on terms no less advantageous to the stockholders of the Company than those provided by the Secondary Financing Option, and in consideration of the current market price of the Company's Common Stock. The Board of Directors also considered the fact that Mr. Schneider had already invested $2.25 million in the Company and that he, as opposed to a new outside investor, had a substantial vested interest in the financial success of the

Company, was believed by the Company to be knowledgeable about the Company's business, and was believed by the Company to have had the ability to help the Company expand its current operations and acquire additional money-producing operations. The Board also considered Mr. Schneider's reputation for working with and increasing the value of small companies, similar in size and business as the Company.

         After a full discussion, the Board of Directors authorized an increase in the size of the Secondary Financing Option from a maximum of 220,000 shares of Series A Preferred Stock to a maximum of 888,888 shares of Series A Preferred Stock, at an aggregate purchase price of approximately $8.0 million, on the same terms and conditions as the Initial Financing (the "Amended Secondary Financing Option"). Additionally, the Board of Directors also passed a resolution amending the Certificate of Designation to increase the number of shares of Series A Preferred Stock from 600,000 shares to 1,200,000 shares, which would be required to consummate the Amended Secondary Financing Option.

STOCKHOLDER APPROVAL

         The issuance by the Company of the Series A Preferred Stock pursuant to the Amended Secondary Financing Option is subject to stockholder approval pursuant to the applicable rules of Nasdaq. Rule 4310 (c)(25)(H) of the Nasdaq rules of corporate governance (the "Rule") requires companies that are listed on the Nasdaq SmallCap Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than 20% of the common stock or voting power of the Company outstanding prior to the issuance.

         The Rule also requires stockholder approval when an issuance of the securities of a company will result in a change in control of the issuer. The Securities Act defines the term "control" to mean the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through ownership of voting securities, by contract or otherwise. The issuance of the 888,888 shares of Series A Preferred Stock in connection with the exercise of the Amended Secondary Financing Option could result in the Investor beneficially holding approximately 47% of the voting power of the Company.

         At the time of the Initial Financing, the $2.25 conversion price of the Series A Preferred Stock was approximately 12% above the market price of the Company's Common Stock. Immediately prior to the consummation of the Initial Financing, the 250,000 shares of Series A Preferred Stock were convertible into approximately 19.4% of the Common Stock and voting power of the Company. Fully diluted, such shares of Series A Preferred Stock currently held by the Investor are convertible into approximately 16.23% of the Company's Common Stock. The Company was not required to obtain stockholder approval for the Initial Financing.

         As of the date of this Proxy Statement, the $2.25 conversion price of the Series A Preferred Stock was approximately ___% [above/below] the market price of the Company's Common Stock.

         While the conversion price of the Series A Preferred Stock may or may not be below the market value of the Common Stock on any exercise or conversion date of the Amended Secondary Financing Option or the underlying shares of Series A Preferred Stock, the maximum number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, together with the maximum number of shares of Common Stock issuable upon conversion of the issuance of Series A Preferred Stock to the Investor in the Initial Financing, will be greater than 20% of the shares of Common Stock outstanding immediately prior to both financings. Additionally, because the Investor will control over 20% of the voting power and the Company's Common Stock if the Amended Secondary Financing Option is exercised, approval of the Company's stockholders is a condition to the issuance of the Amended Secondary Financing Option.

         Neither the rules and regulations promulgated by the Securities and Exchange Commission, nor the laws of the State of Delaware require stockholder approval to consummate the issuance of the Proposed Financing Option contemplated hereby.

TERMS OF THE SERIES A PREFERRED STOCK

         The rights, preferences and privileges of the Series A Preferred Stock are described below.

         DIVIDENDS. The holders of the Series A Preferred Stock are entitled to receive out of funds of the Company legally available for payment of cash dividends, payable quarterly in arrears, at the rate of $0.81 per share per annum, payable in cash, Common Stock or some combination thereof at the holder's option. No dividends will be declared or paid or set apart for payment on any Common Stock during any calendar quarter unless full dividends on the Series A Preferred Stock for all quarterly dividend periods ending prior to or during such calendar quarter have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment.

         VOTING RIGHTS. Each share of Series A Preferred Stock is entitled to a number of votes in any vote brought before the holders of the Common Stock of the Company equal to the per-share purchase price of the Series A Preferred Stock ($9.00) divided by the conversion price (as set forth below) determined as of the record date of such vote of stockholders. Currently, each share of Series A Preferred Stock is entitled to four votes per share.

         CONVERSION. Each holder of a share of Series A Preferred Stock has the right at any time to convert such share of Series A Preferred Stock into that number of fully paid and non-assessable shares of Common Stock equal to the per-share purchase price of the Series A Preferred Stock ($9.00) divided by the conversion price of such share of Series A Preferred Stock, as set forth below. Currently, each share of Series A Preferred Stock is convertible into four shares of the Common Stock of the Company.

         CONVERSION PRICE, ADJUSTMENTS. The conversion price of the Series A Preferred Stock (the "Conversion Price") is currently $2.25. The Conversion Price is subject to adjustment upon the happening of certain events, including stock splits, subdivisions or combinations of the Company's Common Stock. The Conversion Price also will be subject to adjustment in the event that the Company issues Common Stock, or Common Stock equivalents convertible into Common Stock, for consideration per share which is less than the then-applicable Conversion Price (a "Dilutive Issuance").

         If a Dilutive Issuance occurs in connection with an issuance of Common Stock (or Common Stock equivalents convertible into Common Stock) in a public or private offering of the Company's securities, the Conversion Price will be reduced to the price per share of the shares issued in the Dilutive Issuance. In such event, however, the Conversion Price will not be reduced below $1.00 unless the Company consummates any offering of its Common Stock (or Common Stock equivalents convertible into Common Stock) at a price, or conversion price, less than an amount equal to the net book value per share of the Company, as determined using the information provided in the Company's last quarterly or annual report as filed with the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934, as amended.

         If there is a Dilutive Issuance in connection with an issuance of Common Stock (or Common Stock equivalents convertible into Common Stock) in an acquisition or merger, the Conversion Price will be reduced to the weighted average of the issue price per share of the Common Stock outstanding or deemed to be outstanding prior to the Dilutive Issuance and the per share price (or equivalent conversion price) of the shares issued in the Dilutive Issuance. The Conversion Price will not be adjusted for issuance of Common Stock upon the exercise of options or the issuance of stock options to officers, directors, employees or consultants of the Company.

         REDEMPTION. At the option of the Company at any time and from time to time after March 1, 2001, the Series A Preferred Stock may be redeemed in full or in part for cash, plus accrued and unpaid dividends, at the following prices per share:

              $12.15 after March 1, 2001 through February 28, 2002; $11.70 after March 1, 2002 through February 28, 2003; $11.25 after March 1, 2003.

         FORCED CONVERSION. The Company may force the conversion of the Series A Preferred Stock into shares of Common Stock, at the Conversion Price then in effect, at any time after March 1, 2006.

         LIQUIDATION PREFERENCE. In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred Stock will be entitled to receive, prior and in preference to the holders of Common Stock, $9.00 per share of Series A Preferred Stock plus accrued and unpaid dividends. Thereafter, the remaining assets will be distributed ratably to the holders of the Common Stock.

         RESTRICTIVE COVENANTS. As long as any of the shares of Series A Preferred Stock sold in the Financings are outstanding, the Company may not, without the approval of holders representing a majority of the Series A Preferred Stock outstanding, take certain actions, including, without limitation: authorizing or issuing any class or series of equity security having equal or superior rights as to payment upon liquidation, dissolution or winding up; or redeeming or repurchasing outstanding securities of the Company, except securities issuable upon the exercise of outstanding options and warrants or issuable upon the exercise of options granted in the future.

         SINKING FUND.  The Series A Preferred Stock has no sinking fund.

         RESTRICTED SECURITIES. The outstanding shares of Series A Preferred Stock and the shares of Common Stock into which such Series A Preferred Stock is convertible have not been registered under the Securities Act of 1934, as amended (the "Securities Act") or any other applicable securities laws and are deemed to be "restricted securities" under the Securities Act. The Common Stock into which the outstanding Series A Preferred Stock is convertible may only be sold, assigned, transferred or otherwise disposed of if subsequently registered or an exemption from registration is available. The Investor has been granted certain registration rights, as set forth more fully above.

COMPANY'S CAPITAL NEEDS; CONSEQUENCES OF NON-APPROVAL

         Because of the restrictions of the Nasdaq Rule, the Company may not raise funds through the sale of equity securities without stockholder approval unless (i) the transaction results in an issuance or potential issuance of a number of shares of Common Stock which is less than 20% of the total number of shares of Common Stock currently outstanding, (ii) securities are sold at current market price, or (iii) the securities are sold in a public offering. The exercise of the Amended Secondary Financing Option, combined with the proceeds of the Initial Financing, could raise up to approximately $10.25 million, compared to a maximum of approximately $2.25 million which could be raised without stockholder approval. Based on current market conditions, management believes that a sale of the Company's securities in the public markets at the current market price of the Common Stock would most likely be unsuccessful. A public offering would also involve substantial delay and significant expense.

         The Company continuously evaluates the possibility of strategic acquisitions. It is management's belief that any such acquisitions would require cash, which, more than likely, would not be available but for the issuance and exercise of the Amended Secondary Financing Option. Management believes that the issuance of the Amended Secondary Financing Option can materially assist the Company in achieving its growth plans quicker and more efficiently than would otherwise be possible. Therefore, management believes that the Company's best option is to complete the Amended Secondary Financing Option on the terms outlined in the proposal set forth herein. If the Amended Secondary Financing Option is not approved, the Company may experience difficulties or delays in implementing its current plans for expansion and internal growth.

USE OF PROCEEDS

         The Company plans to use the proceeds which may be received if or when the Amended Secondary Financing Option is exercised for possible future acquisitions and internal expansion, as well as for general working capital. The Investor has indicated to the Company that it currently intends to exercise its option to purchase all or a portion of the Amended Secondary Financing Option, if approved hereby, as needed by the Company.

PRO FORMA BALANCE SHEET UPON ISSUANCE AND
EXERCISE OF THE AMENDED SECONDARY FINANCING OPTION

         The following is a brief summary of the pro forma effects of the issuance and exercise of the Amended Secondary Financing Option on the Company's consolidated balance sheet as at January 31, 1998, adjusted to account for the purchase of 250,000 shares of Series A Preferred stock by the Investor for $2.25 million on March 23, 1998.

  PRO FORMA EFFECT OF AMENDED SECONDARY FINANCING OPTION AS AT JANUARY 31, 1998

(in thousands)                     ACTUAL 1/31/98       ADJUSTMENT (1)    PRO FORMA AS ADJUSTED (1)
                                  ----------------     ----------------  ---------------------------
ASSETS
     Total Current Assets              1,457                10,250                11,707
     All Other Assets                 11,572                                      11,572

     Total Assets                     13,029                10,250                23,279
                                      ------                ------                ------
LIABILITIES
     Total Current Liabilities         1,643                                       1,643
     Total Long-Term Debt              1,313                                       1,313
     Total Liabilities                 2,956                                       2,956

Minority Interests                       504                                         504

Stockholders' Equity                   9,569                                       9,569

Preferred Stock                            0                10,250                10,250

Total Liability and Equity            13,029                10,250                23,279
                                      ======                ======                ======
Net (Loss)                           $(1,042)                                    $(1,042)

(Loss) Per Share of Common Stock     $ (0.22)                                    $ (0.22)

--------------------

(1) Adjusted to reflect the purchase of 250,000 shares of Series A Preferred Stock by the Investor for $2.25 million on March 23, 1998, as well as the exercise of an option to purchase 888,888 shares of the Series A Preferred Stock of the Company at $9.00 per share.

BOARD RECOMMENDATION

         Although the issuance of shares of Series A Preferred Stock pursuant to the Amended Secondary Financing Option may have a dilutive effect on the Company's current stockholders, provided the Conversion Price of the Series A Preferred Stock is below the then current market value of the Common Stock on the date of conversion, the Board of Directors believes that stockholder approval of the issuance of the Amended Secondary Financing Option is in the best interest of the Company because it will provide the Company with an efficient means to raise capital for use in acquisitions and internal expansion on terms which it believes are fair to the stockholders of the Company. Accordingly, the Board of Directors recommends the approval of the issuance of the Amended Secondary Financing Option.

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the issuance of the Amended Secondary Financing Option. The Investor will not be allowed to vote its shares of Series A Preferred Stock for or against this Proposal Three.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                IN FAVOR OF THE ISSUANCE OF AN OPTION TO PURCHASE
                            SERIES A PREFERRED STOCK

            CERTAIN ANTI-TAKEOVER EFFECTS OF PROPOSALS TWO AND THREE

         The potential issuance of additional shares of the Company's Common Stock and Preferred Stock, pursuant to Proposal Two, and the issuance of the option to purchase 888,888 shares of Series A Preferred Stock to the Investor, pursuant to Proposal Three, could operate to deter a potential takeover of the Company. For example, the issuance of the shares authorized under the proposed Amendment to the Company's Certificate of Incorporation or the voting control held by the holder of the Series A Preferred Stock could operate to (i) preserve current management; (ii) make more difficult or discourage a merger, tender offer or proxy contest directed at the Company; (iii) delay the assumption of control by a holder of a large block of the Company's shares and the removal of incumbent management; or (iv) increase the degree of control of current management. Approval of Proposals Two or Three could be to the advantage of incumbent management in a hostile takeover attempt and to the disadvantage of stockholders who might want to participate in the takeover transaction. The Board of Directors, currently has no plans, arrangements or understandings, written or oral, for the issuance of any additional stock or the voting of the shares of Series A Preferred Stock, and is not aware of any proposal or intention on the part of any person to attempt a merger, tender offer or any other similar transaction with the Company.

         Other provisions of the Company's Certificate of Incorporation currently in effect could have the effect of deterring takeovers. The Company's Certificate of Incorporation (i) provides for a Board of Directors that is divided into three classes of directors serving staggered three-year terms; (ii) requires that written notice of the intent to make a nomination for the election of directors at a meeting of stockholders be received by the Secretary of the Company not later than specified periods prior to the meeting; and (iii) does not provide for cumulative voting. Approval of Proposals Two or Three could, when taken together with the existing Certificate of Incorporation provisions noted above, increase the aggregate anti-takeover effect of provisions in the Company's Certificate of Incorporation. Management has no present intention to propose in any future proxy solicitations any other amendments to the Company's Certificate of Incorporation that would have an anti-takeover effect.

                                  MISCELLANEOUS

INDEPENDENT AUDITORS

         The Audit Committee and the Board of Directors have selected the firm of Richard A. Eisner & Co., LLC ("Eisner"), independent certified public accountants, to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ended January 31, 1998. Representatives of Eisner are expected to be available at the Annual Meeting by telephone, and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all
Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the fiscal year ended January 31, 1998, all officers, directors, and greater than ten percent beneficial owners complied with all applicable
Section 16(a) filing requirements.

DOCUMENTS INCORPORATED BY REFERENCE

         The Company's Annual Report on Form 10-KSB for the year ended January 31, 1998 is incorporated herein by reference. Certain financial information from the Form 10-KSB and management's discussion and analysis of this information has been included in the Annual Report to Stockholders, a copy of which has been mailed with this Proxy Statement.

         All documents filed by the Company pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the mailing date of this proxy statement and prior to June 15, 1998, the date of the Annual Meeting, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded will not be deemed, as modified or superseded, to constitute a part of this Proxy Statement.

OTHER MATTERS

         The Board of Directors know of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the Proxy will vote in respect thereof in accordance with their best judgment.

STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company by May 1, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                                By Order of the Board of Directors



                                Seymour J. Beder
                                Chief Financial Officer and Secretary


West Palm Beach, Florida
May __, 1998

                                                                      APPENDIX A



                            U.S. ENERGY SYSTEMS, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 15, 1998

         The undersigned hereby appoints Richard H. Nelson and Seymour J. Beder, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of U.S. Energy Systems, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of U.S. Energy Systems to be held at 515 North Flagler Drive, Suite 702, West Palm Beach, Florida, on June 15, 1998, at 10 a.m., (local time, and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE "FOR" EACH OF THE PROPOSALS SET FORTH BELOW, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. MANAGEMENT RECOMMENDS A VOTE "FOR" ALL THREE PROPOSALS.

PROPOSAL ONE:     Election of Directors.

   [ ] FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to vote
                                            for all nominees listed below

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS. NOMINEES ARE:
Howard A. Nevins, Lawrence I. Schneider

* To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

Exceptions:

--------------------------------------------------------------------------------

PROPOSAL TWO: To adopt the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 50,000,000 shares and the number of authorized shares of Preferred Stock to 10,000,000 shares.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

PROPOSAL THREE: To approve the issuance of an option to purchase up to 888,888 shares of the Company's Series A Convertible Series A Preferred Stock in a private financing to the Investor described in the Proxy Statement and on the terms and subject to the conditions described in the Proxy Statement.

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(Continued and to be signed on other side)

DATED
      ----------------------------          ----------------------------------


                       -----------------------------------
                                  SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.